Provention Bio Reports Fourth Quarter and Full Year 2018 Financial Results and Provides Business Update

Plan to Initiate PROTECT Study for PRV-031 (teplizumab) in T1D Patients in Q2

Multiple Data Readouts Expected Over the Course of 2019

Conference Call and Live Audio Webcast Scheduled for Today at 4:30 p.m., ET

Oldwick, NJ, March 19, 2019 – Provention Bio, Inc. (Nasdaq: PRVB), a clinical stage biopharmaceutical company dedicated to intercepting and preventing immune-mediated diseases, today reported financial results for the fourth quarter and full year ended December 31, 2018 and provided a business update.

“During 2018, we made great strides towards the achievement of our strategic goal of fundamentally changing the landscape for immune-mediated disease. In the span of twelve months, we augmented our pipeline with the acquisition of PRV-031 (teplizumab for the interception of type 1 diabetes (T1D)) and the in-licenses of PRV-3279 (bi-specific for lupus) from MacroGenics and PRV-015 (anti-IL-15 mAb for gluten free diet non-responsive celiac disease) from Amgen. We are now well-positioned to execute on our clinical development strategy for this pipeline of carefully selected immune-mediated interception and prevention assets,” stated Ashleigh Palmer, CEO of Provention Bio.

“Over the course of 2019, we expect a steady cadence of data readouts from ongoing studies designed to illustrate the potential of our approach. In addition to our own studies for PRV-300 (anti-TLR3 mAb) in ulcerative colitis and PRV-6527 (oral CSF1R inhibitor) in Crohn’s disease, we look forward to results from a study conducted by National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK) at TrialNet sites evaluating PRV-031 (teplizumab) for the prevention or delay in onset of T1D in relatives of T1D patients at risk for developing the disease. We believe the results of this third-party study could further support the rationale for PRV-031 (teplizumab) as we advance our Phase 3 PROTECT study, now expected to commence enrolling patients in the second quarter, ahead of schedule,” Mr. Palmer concluded.

Fourth Quarter 2018 and Recent Activities:

●	PROTECT Phase 3 Study of PRV-031 in Patients with Recent Onset Type One Diabetes (T1D) will Commence in Q2

Provention announced today that its PROTECT Phase 3 Study of PRV-031 in patients with recent onset type one diabetes (T1D) will commence in Q2 2019. The Company has entered into an agreement with Parexel, a clinical research organization (CRO), to conduct the study. PROTECT will enroll approximately 300 patients ages 8-17 with new onset T1D across approximately 80-90 sites in approximately 8-10 countries in Europe and North America. Provention expects to complete enrollment in approximately 18 months from the enrollment of the first patient.

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●	Received Notice of Allowance from United States Patent and Trademark Office for Patent on Multi-Strain Coxsackievirus B Vaccine for Preventing or Treating Type 1 Diabetes (T1D)

In January 2019, Provention announced that it has received a Notice of Allowance from the United States Patent and Trademark Office (USPTO) for its patent application titled, “Multi-CBV Vaccine for Preventing or Treating Type 1 Diabetes.” The patent application covers methods of use involving the development of a coxsackievirus B (CVB) vaccine for the prevention and/or treatment of T1D. Provention is developing PRV-101 as a vaccine for acute coxsackie virus infection and potentially as the first-ever vaccine designed to prevent T1D. Epidemiological and experimental studies indicate that approximately half of all T1D cases could be triggered by a CVB infection in early childhood.

●	Received $0.2 million from the Sale of NJ Net Operating Losses

In December 2018, Provention received $0.2 million from the sale of a portion of the Company’s New Jersey State net operating losses (NOLs). The program administered by the New Jersey Economic Development Authority allows qualified technology and biotechnology businesses in New Jersey to sell unused amounts of NOLs for cash.

●	Announced Co-Development Agreement with Amgen and In-Licensing of AMG-714 (PRV-015) in Celiac Disease

In November 2018, Provention and Amgen announced a licensing and co-development agreement for PRV-015, a novel anti-IL-15 monoclonal antibody being developed for the treatment of gluten-free diet non-responsive celiac disease (NRCD). Provention expects to commence a Phase 2b trial in NRCD in the first half of 2020.

●	Top Line Data from Phase 1b Clinical Trial of PRV-300 (PULSE Study) in Moderate-to-Severe Ulcerative Colitis Expected in Q2

In October 2018, Provention announced that it completed enrollment of its PULSE Phase 1b clinical trial of PRV-300, enrolling a total of 37 patients with moderate-to-severe ulcerative colitis (UC). Provention is developing PRV-300, an anti-TLR3 monoclonal antibody, to intercept upstream disease processes in UC patients. The primary endpoint of PULSE is safety, with secondary endpoints designed to evaluate the effect of PRV-300 on endoscopic and histologic endpoints, and a biopsy-based mucosal gene expression signature. Top-line data from PULSE are expected in the second quarter of 2019.

Financial Highlights:

As of December 31, 2018, Provention had cash and cash equivalents of $58.5 million. Provention expects to invest in the following key activities in 2019: (a) the Phase 3 PROTECT study of PRV-031, (b) the continued development of PRV-101, (c) the completion of the PULSE and PRINCE studies, as well as the advancement of other pipeline programs. As a result of these activities, Provention expects its operating cash expenses to be in the range of $35 to $45 million for 2019.

Net loss for the fourth quarter 2018 was $5.7 million, or $0.15 per basic and diluted share, compared to a net loss of $3.8 million, or $0.38 per basic and diluted share, for the same period in 2017. The increase in net loss year-over-year is primarily attributable to an increase in research and development costs of $1.9 million associated with the clinical development of PRV-6527 and PRV-300, the development of PRV-101, and costs for PRV-031, as well as an increase in general and administrative cost of $0.6 million.

Net loss for the full year of 2018 was $26.8 million, or $1.19 per basic and diluted share, compared to a net loss of $9.5 million, or $1.01 per basic and diluted share, for the same period in 2017. The increase in net loss year-over-year is primarily attributable to an increase in research and development costs of $15.0 million associated with clinical development of PRV-6527 and PRV-300, the development expenses related to PRV-101, and costs related to the expansion of our clinical pipeline with two additional assets from MacroGenics in May 2018, as well as an increase in general and administrative costs of $2.7 million.

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Conference Call Information:

Provention will host a conference call and live audio webcast on Tuesday, March 19, 2019, at 4:30 p.m. ET, to discuss its corporate and financial results for the fourth quarter and full year 2018. Interested participants and investors may access the conference call by dialing either:

●	(877) 870-4263 (U.S.)
●	(412) 317-0790 (international)

An audio webcast will be accessible via the Investors section of the Provention website http://investors.proventionbio.com/home. An archive of the webcast will remain available for 90 days beginning later today, March 19, 2019, at approximately 9:30 a.m. ET.

About Provention Bio, Inc.

Provention Bio, Inc. (Nasdaq: PRVB) is a clinical-stage biopharmaceutical company leveraging a transformational drug development strategy that is focused on the prevention or interception of immune-mediated disease. Provention’s mission is to in-license, transform and develop therapeutic candidates targeting the high morbidity, mortality and escalating costs of autoimmune and inflammatory diseases including: type 1 diabetes (T1D), Crohn’s disease, ulcerative colitis, celiac disease, lupus, and certain life-threatening viral diseases. Provention’s diversified portfolio includes advanced-stage product development candidates that have undergone clinical testing by other companies. For more information on Provention Bio, please visit www.proventionbio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Provention’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA approvals or clearances and noncompliance with FDA regulations; uncertainties of patent protection and litigation; limited research and development efforts and dependence upon third parties; substantial competition; our need for additional financing and the risks listed under “Risk factors” in our annual report on Form 10-K for the year ended December 31, 2018 and any subsequent filings with the Securities and Exchange Commission (SEC). As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

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Media & Investor Contacts

Jason Rando / Joshua Drumm, Ph.D.

Tiberend Strategic Advisors, Inc.

T: 212 375 2665 / 212 375 2664

jrando@tiberend.com

jdrumm@tiberend.com

Financial Tables to Follow

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PROVENTION BIO, INC.

SELECTED FINANCIAL DATA

(in thousands, except per share data)

	For the three months December 31,		For the years ended December 31,
	2018	2017	2018	2017

Statement of Operations Data:
Operating expenses:
Research and development	$4,965	$3,066	$22,649	$7,684
General and administrative	1,236	668	4,165	1,456
Total operating expenses	6,201	3,734	26,814	9,140

Loss from operations	(6,201)	(3,734)	(26,814)	(9,140)
Interest income	330	52	669	132
Change in fair value of warrant liability	—	(2)	(520)	(125)
Loss before income benefit	(5,871)	(3,684)	(26,665)	(9,133)
Income tax benefit	187	—	187	—
Net loss	(5,684)	(3,684)	(26,478)	(9,133)
Accretion on Series A Convertible Redeemable Preferred Stock	—	(126)	(276)	(343)
Net loss attributable to common stockholders	$(5,684)	$(3,810)	$(26,754)	$(9,476)

Net loss per common share, basic and diluted	$(0.15)	$(0.38)	$(1.19)	$(1.01)
Weighted average common shares outstanding, basic and diluted	37,357	10,000	22,441	9,370

	December 31, 2018	December 31, 2017
Balance Sheet Data:
Cash and cash equivalents	$58,539	$21,834
Total assets	$61,529	$22,428
Total liabilities	$1,871	$2,276
Series A Convertible Redeemable Preferred Stock	$-	$26,185
Accumulated deficit	$(35,776)	$(9,298)
Total stockholders’ equity (deficit)	$59,658	$(6,033)

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